Third Quarter 2012 Earnings Release Conference Call
October 25, 2012

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Good morning ladies and gentlemen and thank you for your interest in Terex Corporation today. On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer, and Tom Gelston, Vice President Investor Relations. Also participating on the call and available for your questions is the Terex leadership team, including our business segment presidents and geographic representation from China and other developing markets.

As usual, a replay of this call will be archived on the Terex website, www.terex.com, under Audio Archives in the Investor Relations section. I will begin with some overall commentary and highlights.  Phil will follow with a more detailed financial report and then I will give some summary comments before we open it up to your questions.  I would like to request that you ask one question and no more than follow-up in order to give everyone a chance to participate. We also plan to limit the call to one hour today. Thank you for your understanding.

For this call we prepared a presentation which will guide our commentary. This is available on our website. Let me begin by referring to the forward-looking statement on page 2. Please review this statement as we will be discussing forward-looking information and non-GAAP measures relative to Terex's performance.

Turning to page 3, we are generally pleased with the company's performance in the third quarter of 2012. On an adjusted basis, we achieved earnings per share (EPS) of $0.62 and a reported EPS of $0.27. The difference is primarily related to one-time costs associated with the repayment of debt in the quarter, as well as other costs associated with the realignment of production in a few of our businesses.

We remain focused on our 2012 objectives to improve our margins and generate cash. On an adjusted basis, our operating margin increased to 7.2% - up from 2.9% in the third quarter of 2011. Price realization and cost containment continue to be our focus and we have made substantial progress throughout the year in these two areas. Free cash flow of approximately $176 million in the quarter and approximately $415 million year-to-date reflect our intended progress for the year. However, we still have additional cash opportunities in the balance of the year. Next, our 2012 EPS guidance remains unchanged. We expect $1.95 to $2.05 per share on an adjusted basis with net sales of approximately $7.5 billion. Clearly, there are some near term challenges reflecting the uncertainty in many markets. This has caused orders to slow in certain of our segments, and we have made or are making appropriate adjustments. Nevertheless, the year has developed moderately better than we expected going into the year. And, as we look forward to 2013, we do anticipate moderate growth and stronger EPS and return on invested capital for Terex. We will continue to stay focused on the things that we believe we can control and adapt for those that we cannot.

Turning to page 4, a few more comments about our market and the business environment. In the third quarter of 2012, net sales by geography for Terex reflected the diversification that we have attempted to achieve over many years of our revenue base. North America represented about 35% of our net sales; Western Europe 27%; Asia 18%; Latin America 7%; and the balance of the world at 13%. We continued to grow in North America and our EU sales actually grew 6% year-to-date, excluding the positive effect of the Demag Cranes AG acquisition. The rest of the world, Australia and the Middle East remain strong, but the BRIC markets are clearly mixed in performance and outlook. As we look at our net sales by segment, Aerial Work Platforms (AWP) represented 29% of our total revenue; Construction 16%; Cranes 21%; Material Handling & Port Solutions (MHPS) 26%; and Materials Processing (MP) 8%. The near term market demand outlook for these businesses is positive for AWP; negative for Construction; positive for Cranes; positive for MHPS; and slightly negative for MP. It is with this market backdrop that we close the year and prepare for 2013.

I will come back and summarize, but now I would like to turn it over to Phil who will go through the individual performance measures on an adjusted and reported basis for the third quarter.

Phil Widman - Terex Corporation - Senior Vice President and Chief Financial Officer
Thank you Ron, and good morning. As we turn to slide 5, I will review our financial results for the quarter. During times of market uncertainty we continue to focus on those items we have more control over: margin improvement, cash generation, the integration of our MHPS business and improving our capital structure. We have made considerable progress in all of these areas as reflected in the third quarter results.

Overall net sales for the quarter increased 1%, however when excluding the impact of the Demag Cranes AG acquisition which was included from August 16, 2011, net sales decreased approximately 8%, of which 5.4% relates to foreign currency fluctuations, when compared to the third quarter of 2011. Our Construction and MP businesses declined most significantly. Gross margin, as adjusted, expanded 4.6 points from 16.4% in Q3 2011 to 21.0% in Q3 2012 reflecting our focus on pricing and cost containment. We continue to remain vigilant on SG&A with the increase in spending from 2011 levels relating primarily to the inclusion of the Demag Cranes AG business for a full quarter. Adjusted income from operations for the quarter of $140 million, or 7.7% of net sales, increased close to 80% when compared to Q3 2011.

Net interest expense, although up when compared to the prior year, related primarily to the acquisition of Demag Cranes AG in Q3 2011 and the issuance of 6-1/2% Senior Notes in March 2012, is in line with expectations for the quarter. The benefit of recent refinancing actions will have a positive impact as we head into the fourth quarter. Other income, which is primarily driven by foreign currency movements and difficult to forecast, was in-line with expectations and current run rates.

The lower effective tax rate is primarily attributable to the year-to-date true up of jurisdictional mix of income and reductions in the provision for uncertain tax benefits. The discrete items had a positive effect of approximately $0.04 per share in the third quarter. We expect the 2012 full year effective rate to be approximately 34% as the weighting of losses not benefited will have a larger impact on the fourth quarter rate.

For the quarter, EPS, as adjusted, was $0.62 compared to $0.30 in 2011. I will walk through a bridge detailing the adjustments in a moment. Net working capital as a percentage of annualized sales was 30%, an increase from the 27% reported in Q2 2012. The increase was largely due to the seasonal decline and softening demand in some segments. Net working capital as a percentage of annualized sales did improve from the 32% reported in Q3 2011. Return on Invested Capital of 7.7% declined sequentially as the average invested capital includes the acquisition related debt for the full trailing twelve month period. Our profitability continues to be the main improvement factor when compared to prior year period.

We have included pages for individual segment performance in the appendix. I will briefly comment on each of them at this point. The AWP segment continued to post strong results. Net sales increased approximately 17% (21% excluding the impact of currency fluctuations) driven primarily by replacement demand in the North American rental channel as well as moderate growth in our European and Latin American markets. We do believe there are some early signs of fleet growth in North America as a few customers have discussed location expansion in their 2013 planning. Operating margin for the current quarter was 11.3% compared to 6.0% in 2011 as improved price realization as well as leveraging the SG&A spending level lead to incremental margins of over 40%.

The market environment for the Construction segment remains negative. Net sales for the third quarter of 2012 decreased approximately $105 million as end market demand for many of the segment's products have declined significantly. Although the management team has been aggressive in decreasing production levels and the cost structure, to be aligned with current market demand, we still reported an operating loss for the period of $8.3 million of which $1.3 million related to downsizing actions taken.

The Cranes segment net sales increased approximately 2% after adjusting for foreign currency movements, as the Company continued to see strong demand from North America, Australia, South America and the Middle East while its remaining markets have stayed relatively stable. The real story for Cranes is about the margin expansion it has achieved. On effectively flat sales, the operating margin doubled to 12.1% in third quarter from 6.0% in 2011. Approximately 4% came through improved price realization and product mix and the remaining 2% from cost reductions actions the management team aggressively implemented in 2011.

As of July 1st, our MHPS business includes Demag Cranes AG, Terex Port Equipment and our reach stacker business. All numbers presented have been recast to reflect this management reporting change. MHPS sales for the quarter increased approximately $86 million compared to Q3 2011, primarily driven by the inclusion of the Demag Cranes AG acquisition for a full quarter. From an earnings perspective we are starting to see the benefits of the integration and cost reduction actions as operating margin improved to 5.7% in the quarter, excluding the charge of $6.9 million related to the production realignment actions taken. MHPS EBITDA of $34.3 million accounted for roughly 21% of the total company in the third quarter, largely driven by strong material handling results.

MP net sales decreased in the quarter approximately 12% as continued softness in Western Europe and India for mobile screening products was partially offset by strength in North America and Australia. Although experiencing a drop in sales, operating margin for the quarter increased to 10.1% from 7.2% in 2011 reflecting improved price realization and cost discipline, in particular during the periods where we have been experiencing softer demand.

Turning to page 6, we have displayed the results adjusted for certain items for Q3 2012. A similar presentation for Q3 2011 is included on page 11. The results for Q3 2012 were impacted primarily by three items: costs associated with the early extinguishment of debt, certain downsizing costs related primarily to our MHPS and Construction segments, and a change in the statutory tax rate in the UK. The column labeled “Debt Reduction” primarily reflects the $49.9 million of expense associated with the redemption of the Company's 10-7/8 % Senior Notes and the purchase of 25% of the Company's 4% Convertible Notes. This had an impact on EPS of $0.29. The next column labeled “Other Items” reflects the downsizing actions implemented in both our MHPS and Construction businesses of $6.9 and $1.3 million, respectively, as well as an adjustment for a change in the UK statutory tax rate that unfavorably impacted net income by $1.6 million. The impact of these three items on income from continuing operations was $7.4 million or $0.06 per share. The combination of these items results in income from continuing operations of approximately $70 million, as adjusted, or $0.62 per share.

As we turn to page 7 and look at backlog, there are a combination of factors impacting the trends such as product and geographic diversification, seasonality and also the uneven nature of orders for some of our larger sized equipment or businesses that negotiate large contracts or annual agreements - such as port equipment, large crawler cranes and AWP.

Starting with AWP, the fluctuation in backlog reflects the impact that large rental companies in North America have with respect to the timing of when orders are received. For the big North America rental companies late third quarter or fourth quarter is when negotiations generally happen for the following year. In 2011, large recurring fleet orders were received in Q3, in 2012 these similar fleet orders did not start being received until Q4 2012. If you backed out the timing impact of these orders, backlog is essentially flat year over and the seasonal trend between Q2 and Q3 of 2011 and Q2 and Q3 of 2012 is consistent. Overall, we remain confident in our outlook for this business.

The Construction segment has historically been more exposed to the European region than several of our other businesses with roughly 34% of revenue in Western Europe, and the overall uncertainty in that region is reflected in the slowdown that we are experiencing. In addition, the truck business and the material handling business, which is closely tied to scrap metal prices, continues to remain soft.

In the Cranes segment, the decline has been driven by the larger crawler and all-terrain cranes, where the uncertainty surrounding certain European macro-environment factors including capital markets tightening and declining government spending has had a negative impact on these products. However we are encouraged by improving quotation activity and enthusiasm surrounding our fourth quarter new product introductions. Our focus on margin improvement has also put more scrutiny on orders in backlog that get rescheduled, whereby customers may be attempting to extend prior year pricing. Lastly, 2013 price levels in North America, which have only recently been communicated, delayed numerous negotiations into the fourth quarter.

MHPS backlog levels have remained relatively consistent over the past several quarters. Components of the large order related to the European port projects announced during the second quarter of 2012, with deliveries starting in the second half of 2013, are starting to be included in the Company's reported backlog.

The MP segment continued to experience order weakness in Europe as financing and end market demand are still challenging. Overall, the dealer inventory levels are at historical lows in these businesses and any uptick in the market should flow quickly to the factory.

Turning to page 8, the Company has recently executed several capital market transactions that allowed us to reduce our outstanding borrowings and opportunistically re-price our term loans. The annual benefit of these transactions is a reduction in interest expense of approximately $44 million, a portion of which will begin to flow through in Q4 2012. We will continue to look for further opportunities to improve our capital structure. Now, I will turn it back to Ron.

Ron DeFeo - Terex Corporation - Chairman and Chief Executive Officer
Let me provide you with a summary of our commentary. Terex remains focused on harvesting the intrinsic value that exists in our product portfolio and dealing with our issues so that we have a substantially stronger company in the next 12 to 24 months than exists today. We think that opportunity is quite strong.

First, margin improvement remains a key priority for the company. The price realization initiatives implemented across the company remain on track. I think you can see this in our AWP business and our Cranes operations in particular. In our Construction business, despite the negative volume trends, which are substantial, we are not going to chase pure volume to the net detriment of our pricing and value proposition. Next, as anticipated, the input and operational cost reduction initiatives are being realized in virtually all of our businesses. We have greater leverage with our supply base to achieve a more balanced input cost base. And we remain focused on managing our SG&A levels on the ratios we believe are proper for each of our businesses. We also have a better balanced portfolio of businesses which helps us offset weaknesses either in certain products or markets.

Cash generation remains a core focus for the Company and will continue to be a primary area of emphasis. We achieved free cash flow of $415 million year-to-date and expect a solid fourth quarter in this area. Remember, we guided in the beginning of 2012 a target for free cash flow generation this year of over $500 million, and we have executed very well against this goal. The integration of MHPS is on track or ahead. We indicated that we will expect to achieve at least $35 million in annualized savings and we now believe we may exceed this in 2013. We should realize at least $10 million of savings in 2012 from our initiatives to integrate this business into Terex.

The debt reduction and interest savings we have accomplished were anticipated, but I think we have been able to do somewhat better than we had planned in the beginning of the year in this important area. Our capital structure remains a primary focus for us for the balance of 2012 and 2013.

As we look forward to next year, we believe there are some moderate top line growth opportunities, particularly in our AWP, Cranes, and MHPS segments. And this growth, plus other cost and management initiatives, should result in meaningful improvement in earnings per share and returns on invested capital when compared to our 2012 performance. Using external data to support our view, rental fleet capex, for our products specifically, continue to indicate increased purchasing; the ABI index has returned to levels that indicate future growth; engineering and construction firms continue to show improving backlogs; housing in the U.S. has seen a number of favorable trends pointing towards growth; energy investment continues globally; and the existing fleets of equipment in the field remain quite old and in need of replenishment.

At this time, we are not prepared to give guidance for 2013 as we are yet to complete our internal budgeting process, but anticipate we will provide greater insights when we next report in February. So in summary, as I believe you can derive from all of my preceding comments, the environment is one that presents many opportunities for Terex to be successful despite some short term challenges.

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